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                                                                      EXHIBIT 12


EASTGROUP PROPERTIES, INC.
RATIO OF EARNINGS TO FIXED CHARGES




                                            3 MONTHS        YEAR             YEAR           YEAR            YEAR           YEAR
                                              ENDED         ENDED            ENDED          ENDED           ENDED          ENDED
                                         MAR. 31, 1998  DEC. 31, 1997    DEC. 31, 1996  DEC. 31, 1995   DEC. 31, 1994  DEC. 31, 1993
                                         -------------  -------------    -------------  -------------   -------------  -------------


Pretax income from continuing operations
  (net income (loss))                     4,998,350.88   20,778,583.10   12,509,189.35   7,710,814.49    7,167,825.65   6,414,661.94


Add:  fixed charges                       2,939,651.99   10,551,416.44    8,929,889.00   6,286,788.07    3,905,060.22   3,415,318.22
                                          ------------   -------------   -------------  -------------   -------------   ------------

                                          7,938,002.87   31,329,999.54   21,439,078.35  13,997,602.56   11,072,885.87   9,829,980.16

                                          2,939,651.99   10,551,416.44    8,929,889.00   6,286,788.07    3,905,060.22   3,415,318.22
                                          ------------   -------------   -------------  -------------   -------------   ------------


Ratio of earnings to fixed charges            2.700321         2.96927          2.4008       2.226511        2.835522       2.878203
                                          ============   =============   =============  =============   =============   ============

Fixed charges:
   Interest expense per original
    financials                                                                           5,975,348.70    3,746,867.98   3,112,526.97
   Add:  amortization of loan costs                                                        311,439.37      158,192.24     302,791.25
                                                                                        -------------    ------------   ------------

Interest per adjusted 10-K                                                               6,286,788.07    3,905,060.22   3,415,318.22
                                                                                        =============   =============   ============




Fixed charges consist of interest costs and amortization of debt issuance costs.


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